   As filed with the Securities and Exchange Commission on September 20, 1995


                                                       Registration No. 33-61935

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                 AMENDMENT NO 1

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                    Under the
                             Securities Act of 1933

                         ADVANCED TISSUE SCIENCES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                          14-1701513
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                           Identification No.)

                          10933 NORTH TORREY PINES ROAD
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 450-5730
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                               ARTHUR J. BENVENUTO
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ADVANCED TISSUE SCIENCES, INC.
                          10933 NORTH TORREY PINES ROAD
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 450-5730
            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)

                              ---------------------

                                   Copies to:
                              LAURA M. BROWER, ESQ.
                           BROBECK, PHLEGER & HARRISON
                        4675 MACARTHUR COURT, SUITE 1000
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 752-7535

                                 --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                           CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum          Proposed Maximum           Amount of
  Title of Each Class of                                       Offering                 Aggregate              Registration
Securities to be Registered    Amount to be Registered     Price Per Share(2)         Offering Price               Fee
---------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value       3,413,111 shares                $12.50               $42,663,887.00            $14,711.00(3)
      $.01 per share
---------------------------------------------------------------------------------------------------------------------------

(1)  Includes 235,299 shares issuable upon the exercise of outstanding warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low selling price per share of the Company's Common Stock on August 15, 1995 as reported on the Nasdaq Stock Market.

(3)  Previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         ADVANCED TISSUE SCIENCES, INC.

                                3,413,111 SHARES

                                  COMMON STOCK

                                -----------------

       THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE
                                 "RISK FACTORS."

                                -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                -----------------

         This Prospectus relates to the sale of up to 3,413,111 shares (the "Shares") of Common Stock, par value $.01 per share, of Advanced Tissue Sciences, Inc. ("Advanced Tissue Sciences" or the "Company") by certain stockholders of the Company, including 235,299 shares which may be issued upon exercise of certain warrants (the "Selling Stockholders"). The Selling Stockholders received such shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Shares are being registered by the Company pursuant to registration rights granted by the Company to the Selling Stockholders. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisers to certain of the Selling Stockholders) in connection with the registration of the Shares.

         Such sales may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. See "Distribution or Sale of the Shares." In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant this Prospectus. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Distribution or Sale of the Shares."

         The Company will not receive any part of the proceeds from sales of shares by the Selling Stockholders. See "Use of Proceeds."


         The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "ATIS." On September 15, 1995, the last reported sale price of the Company's Common Stock on the Nasdaq Stock Market was $12.25 per share.



                THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 1995

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made thereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             -----------------------

                                TABLE OF CONTENTS

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                                                                                                     Page
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
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Information Incorporated By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Distribution or Sale of the Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

                               -------------------

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained at prescribed rates, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Common Stock of the Company is traded on the Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

         Skin(R), Dermagraft(TM) and Dermagraft-TC(TM) are trademarks of Advanced Tissue Sciences.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1994; (ii) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; (iii) the Proxy Statement of the Company dated April 21, 1995 in connection with the Annual Meeting of

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


Stockholders held on May 25, 1995; (iv) the Current Reports of the Company on Form 8-K dated January 5, 1995, June 26, 1995 and July 7, 1995; (v) the Company's Registration Statement on Form 8-A dated July 28, 1992; and (vi) the Company's Registration Statement on Form 8-A dated January 6, 1995.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Michael V. Swanson, Vice President, Finance and Administration, at Advanced Tissue Sciences, Inc., 10933 North Torrey Pines Road, La Jolla, California 92037 or by telephone at (619) 450-5730.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere, or incorporated by reference, in this Prospectus, including the information under "Risk Factors."

     Advanced Tissue Sciences, Inc. (the "Company" or "Advanced Tissue Sciences") is a leading tissue engineering company engaged in the development of living human tissue products for therapeutic applications. Utilizing principles of cell biology, biochemistry and polymer science, the Company has developed and is applying a proprietary core technology which permits living human cells to be cultured ex vivo in a manner that allows the cells to develop and assemble into functioning three-dimensional tissue. To date, the Company has used its technology to replicate a variety of human tissues and is currently focusing its efforts primarily on skin, cartilage and cardiovascular tissues.

     Advanced Tissue Sciences' objective is to redefine transplantation and tissue repair by developing, manufacturing and marketing products produced through tissue engineering. The Company's strategy to achieve this objective is to apply its proprietary core technology to the development of multiple products that address unmet therapeutic needs or offer improved, cost-effective alternatives to current treatment modalities for a variety of indications. By building upon its base of scientific knowledge through the continued application of its proprietary core technology, the Company believes it will be able to achieve significant synergies in the development, clinical testing and manufacture of successive tissue products.

     Leading the Company's development efforts are therapeutic products based on Dermagraft, a three-dimensional living human tissue designed as a replacement for human dermis (the inner skin layer). The dermis is essential to normal skin function and healing and, unlike epidermis (the outer skin layer), does not regenerate into normal tissue after injury. The Dermagraft products are designed to treat conditions where the dermis has been injured or destroyed, such as in severe burns and chronic skin ulcers.

     The Company is currently conducting pivotal clinical trials in the United States and in France for a Dermagraft dermal replacement product ("Dermagraft-Ulcers") to treat diabetic skin ulcers, and a pivotal trial in the United States with a product that acts as a transitional covering ("Dermagraft-TC") for severe burns when there is insufficient amounts of the patient's own skin available for immediate grafting. In a pilot clinical trial with diabetic foot ulcers, the Dermagraft-Ulcers patients overall had a higher rate of complete wound healing, with one of the dosing regimens achieving a statistically significant improvement. The pilot clinical trial of Dermagraft-TC was also promising as the product consistently adhered to the wound sites and allowed subsequent grafts to take as well as, or better than, on the control sites in all patients assessed. In June 1995, the FDA notified the Company that its premarket approval application for Dermagraft-TC will receive expedited review upon successful completion of its pivotal clinical trial.

     The Company accelerated its development efforts related to orthopedic applications of tissue engineered cartilage in May 1994 by entering into a fifty-fifty joint venture for the worldwide development, manufacture and marketing of human tissue engineered cartilage for orthopedic applications with Smith & N Nephew plc ("Smith & Nephew"). Smith & Nephew is a worldwide health care company with extensive sales and distribution capabilities, selling orthopedic implants, arthroscopic instruments, casting, trauma and wound management products. Smith & Nephew has agreed to contribute the first $10 million in joint venture funding and the Company has contributed certain technology licenses. Further joint venture revenues and expenditures will be shared equally by the partners. Through the joint venture, Advanced Tissue Sciences has commenced preclinical trials of three-dimensional cartilage tissues for joint resurfacing and meniscal repair.

     During the first quarter of 1994, the Company initiated a series of feasibility studies under a joint development agreement with St. Jude Medical, Inc. ("St. Jude Medical") to evaluate applications of its tissue engineering technology to create or improve heart valve replacements. St. Jude Medical is the world leader in the sale of mechanical heart valves. The companies hope to develop a series of products with enhanced biocompatibility and improved durability through the use of engineered human tissues to reduce the likelihood of thromboembolic events and the associated need for anticoagulant drugs. Based on the results of the feasibility studies, St. Jude Medical has agreed to support additional research during 1995. The Company is also performing research on tissue engineering blood vessels and stents.

     The Company also manufactures and sells Skin2 (pronounced "skin squared"), in vitro laboratory testing kits containing living human skin tissue. Skin2 is used by cosmetic, petrochemical, household product and pharmaceutical companies to test products for a variety of indications such as cytotoxicity, irritancy, corrosivity, phototoxicity, sun protection factors and sensitization. In March 1995, the Company entered into an agreement to sell certain net assets and license the technology associated with the Company's in vitro testing business to Stratum Laboratories International. To date, Stratum Laboratories has not been successful in obtaining sufficient funding to complete the transaction.

     The Company was incorporated under the laws of the State of Delaware in 1987. The Company maintains its executive offices at 10933 North Torrey Pines Road, La Jolla, California 92037, and its telephone number at that address is
(619) 450-5730.

                                  RISK FACTORS

         An investment in the Common Stock being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Common Stock offered by this Prospectus.

         EARLY STAGE OF PRODUCT DEVELOPMENT. The Company's therapeutic products under development will require significant additional research and development, including extensive preclinical and clinical testing, and regulatory approvals prior to commercialization. The Company is currently conducting pivotal, multi-center human clinical trials of its Dermagraft products for severe burns in the United States and for diabetic skin ulcers in the United States and France. Other potential products are in earlier stages of research and development. There can be no assurance that the scientists conducting clinical trials for the Company will be able to initiate trials at preferred clinical sites or recruit and retain sufficient test subjects. In addition, there can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend any clinical trials, that such of the Company's products currently under development will be completed successfully within any specified time period if at all, that such testing will show such products to be safe or efficacious or that any of the Company's products will receive regulatory approval. Moreover, if the Company's products do receive regulatory approval, there can be no assurance that the Company will be capable of producing such products in commercial quantities at reasonable cost or that such products will be accepted by the marketplace.

         ABSENCE OF PROFITABLE OPERATIONS. The Company has experienced significant operating losses since its inception in 1986 and expects to continue to incur substantial operating losses. Losses are expected to continue as a result of substantial research and development expenses (including costs associated with clinical trials and the development of manufacturing processes), growing costs in anticipation of product commercialization, and additional expenditures for capital equipment and patents. As of June 30, 1995, the Company had an accumulated deficit of approximately $104.9 million, including a nonrecurring charge to in-process technology of $21.4 million related to an acquisition. The Company's ability to achieve profitability depends in part upon its ability, alone or with others, to complete development of its technology and proposed therapeutic products, to obtain required regulatory approvals and to manufacture and market such products. There can be no assurance that the Company will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.

         TECHNOLOGICAL CHANGE AND COMPETITION. The biomedical technology industry is subject to rapid, unpredictable and significant technological change. Competition from universities, research institutions and pharmaceutical, chemical and biotechnology companies is intense. Many competitors or potential competitors have greater financial resources, research and development capabilities, and manufacturing and marketing experience than the Company. Accordingly, these competitors may succeed in obtaining approval by the FDA for their products more rapidly than the Company. There can be no assurance that developments by the Company's competitors or potential competitors will not render the Company's technology or proposed applications of its technology obsolete. The Company is aware of several companies which are engaged in research and development activities aimed at the creation of skin substitutes and other products for use in the treatment of severe burns and other wound healing applications that could compete with the Company's Dermagraft products. The Company also knows of other companies that are undertaking research and development of cartilage and other tissue replacement products, some of which have patents in this field. These companies may also represent significant long-term competition for the Company.

         PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. The Company's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technology and manufacturing processes. The Company relies on patents, trade secrets and know-how to maintain its competitive position. The Company has been issued a United States patent and notice of allowance of a European patent covering, and four United States patents related to, its core technology, and has filed additional United States and foreign patent applications. The Company also has licenses or licensing rights to certain other United States and foreign patents and patent applications. There can be no assurance, however, that any applications will result in issued patents or that any current or future issued or licensed patents, trade secrets


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


or know-how will afford protection against competitors with similar technologies or processes, or that any patents issued will not be infringed upon or designed around by others. In addition, there can be no assurance that others will not independently develop proprietary technologies or processes which are the same as or substantially equivalent to those of the Company. The Company could also incur substantial costs in defending itself in suits brought against it on such patents or in bringing suits to protect the Company's patents or patents licensed by the Company against infringement. The Company protects its proprietary technology and processes in part by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or independently discovered by competitors.

         GOVERNMENT REGULATION. Except for the Company's Skin(2) and other proposed research and laboratory testing products, the manufacture and sale of the Company's products is subject to extensive regulation by the FDA, as well as by other Federal, state and foreign authorities. There is currently no requirement of government premarket approval pertaining to the marketing of research and laboratory testing products. However, if customers intend to use the results of such tests for safety and efficacy data in support of final product approval by the FDA or other regulatory agencies, they must be able to demonstrate the validity of these tests.

         The Company's Dermagraft products are subject to regulation as medical devices. The Company does not yet know with certainty whether its other potential therapeutic tissue replacement products currently in varying stages of development will be subject to premarket clearance as medical devices or as biologic products. In general, regulatory clearance of a biologic product for marketing takes substantially more time than regulatory clearance for medical devices. However, whether regulated by the FDA as medical devices or biologics, or otherwise by any state or foreign authorities, the approval process for any of the Company's products is expensive and time consuming and no assurance can be given that any regulatory agency will grant its approval. Prior to commercial release of the Company's Dermagraft products, premarket approval by the FDA will be required which entails proof of safety and efficacy in human clinical trials. This is a lengthy and expensive process and there can be no assurance that such FDA approval will be obtained. The inability to obtain, or delays in obtaining, such approval would adversely affect the Company's ability to commence marketing therapeutic applications of its technology. There is no assurance that the Company will have sufficient resources to complete the required testing and regulatory review processes. Furthermore, the Company is unable to predict the extent of adverse governmental regulation which might arise from future United States or foreign legislative or administrative action.

         The proper level of federal regulation of human tissues generally is under consideration by the FDA and has been the subject of proposed federal legislation and Congressional hearings. A federal criminal statute prohibits the transfer of any human organ, including skin, for valuable consideration (other than recovery of reasonable costs associated with such activities) for use in human transplantation. Certain states have also adopted statutes requiring the licensure of tissue and organ banks, laws governing the sale of human organs and tissues and laws governing the safety and efficacy of drugs, devices and biologics. The Company is unable to predict how such legislation could effect the Company's product development efforts.

         DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the services of Arthur J. Benvenuto, its Chairman, President and Chief Executive Officer, and Dr. Gail K. Naughton, its Executive Vice President and Chief Operating Officer, neither of whom is subject to an employment agreement with the Company. The Company has obtained key man life insurance on each of the lives of Mr. Benvenuto and Dr. Naughton in the amount of $3 million, $2.5 million of which is payable to the Company. The loss of the services of either one of these or other key individuals may have a material adverse effect on the Company. The Company's success may also depend on its ability to attract and retain highly qualified scientific, marketing and management personnel. The Company faces strong competition for such personnel and there can be no assurance that the Company will be able to attract or retain such individuals.

         LIMITED MANUFACTURING EXPERIENCE. The manufacture of the Company's Dermagraft and other tissue replacement products is a time-consuming and complex process. The Company believes it currently has sufficient manufacturing capabilities to allow for production of sufficient quantities of its Dermagraft products to support its current clinical programs. However, to be successful, the Company must be capable of manufacturing its products in commercial quantities, in compliance with regulatory requirements and at acceptable costs. While the Company has pilot scale manufacturing experience, the Company has no experience in large scale commercial manufacturing. The Company is in the process of developing proprietary manufacturing systems and validating its facility for the commercial production of Dermagraft and Dermagraft-TC. The facility and systems both must undergo rigorous facility and process validation tests. This facility must undergo rigorous facility and process validation tests. In addition, the Company's manufacturing facility must be registered with and licensed by various regulatory authorities and comply with the good manufacturing practice requirements prescribed by the FDA. Any significant delays in the completion of systems development, validation or regulatory inspection of the new facility could have a material adverse effect on the ability of the Company to ultimately market its products on a timely and profitable basis and on the Company's ability to conduct its business.

         The mesh framework used by the Company in its Dermagraft-Burns and Dermagraft-Ulcers products is available from only one FDA-approved manufacturing source. Similarly, the synthetic mesh framework used by the Company in its Dermagraft-TC product is available from a different single FDA-approved manufacturing source. Any significant supply interruption in a sole-sourced raw material or obtaining FDA approval of a new supplier could adversely affect the Company's clinical trials, product development and marketing programs. In addition, an uncorrected impurity or supplier's variation in a raw material, either unknown to the Company or incompatible with the Company's manufacturing process, could have a material adverse effect on the Company's ability to manufacture products.

         THIRD PARTY REIMBURSEMENT. Successful commercialization of the Company's therapeutic products will depend in part on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and other organizations. Third party payors are increasingly challenging the pricing of medical products and services. There can be no assurance that reimbursement will be available to enable the Company to achieve market acceptance of its products or to maintain price levels sufficient to realize an appropriate return on the Company's investment in product development. Without financial support from these sources, the market for the Company's products may be limited. Significant reductions in medical insurance coverage may have an adverse effect on the Company's future operations.

         HEALTH CARE REFORM. Congress and various state legislatures have periodically proposed legislation affecting the regulation of the health care industry. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the pendency of such proposals could have a material adverse effect on the Company. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition or profitability of other companies that are prospective collaborators for certain of the Company's proposed products or on the availability of other sources of funding.

         PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS. The use of any of the Company's products, whether for commercial applications or during clinical trials, exposes the Company to an inherent risk of product liability claims in the event such products cause injury or result in adverse effects. Such liability might result from claims made directly by health care institutions, contract laboratories or others selling or using such products. The Company currently maintains product liability insurance coverage; however, there can be no assurance that the level or breadth of any insurance coverage will be sufficient to fully cover potential claims. Such insurance is becoming increasingly expensive and difficult to obtain. There can be no assurance that adequate insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect the Company against such liability. The obligation to pay any product liability claim in excess of whatever insurance the Company is able to acquire could have a material adverse effect on the business, financial condition and future prospects of the Company.

         UNCERTAINTY OF COLLABORATIVE ARRANGEMENTS. The Company's strategy for the development, clinical testing, manufacture and commercialization of certain of its proposed tissue replacement products includes entering into various collaborations with corporate partners, licensors, licensees and others. The Company has entered into collaborations with various institutions related to the development and commercialization of its tissue engineered products. Although the Company believes that its partners in these collaborations have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the control of the Company. Moreover, the collaboration agreements generally provide that they may be terminated by the collaborator prior to their expiration under circumstances that are outside the control of the Company. In addition, there can be no assurance that these collaborators will pay any additional option or license fees to the Company or that they will develop or market any products under the agreements.

         Furthermore, there can be no assurance that the Company will be able to negotiate additional collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be successful. To the extent that the Company chooses not to or is unable to establish such arrangements, it would experience increased capital requirements to undertake research, development and marketing of its proposed products at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products into certain markets or find that the development, manufacture or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements.


         HAZARDOUS MATERIALS. The Company's research and development activities and operations involve the controlled use of small quantities of radioactive compounds, chemical solvents and other hazardous materials. In addition, the Company's business involves the growth of human tissue samples. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could have a material adverse effect on the business, financial condition and future prospects of the Company. The Company's insurance policies generally do not include coverage against such risks. See "-- Product Liability Claims and Uninsured Risks."


         NEED FOR ADDITIONAL FUNDS. The Company's operations to date have consumed substantial and increasing amounts of cash. The negative cash flow from operations is expected to continue and accelerate over the next two years. The development and commercialization of the Company's technology and proposed products will require a commitment of substantial funds, the amount of which will depend on many factors, including continued scientific progress in the research and development of the Company's technology, the ability of the Company to establish and maintain collaborative arrangements with others for product development, progress with preclinical and clinical trials, the time and cost involved in obtaining regulatory approvals, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and product commercialization activities and arrangements.

         While the Company believes that existing working capital will be sufficient to meet its present operating and capital requirements for approximately one year, the Company will seek additional funds prior to that time to support its product development and commercialization programs. The Company could acquire such additional funding through collaborative arrangements, the extension of existing arrangements or other means. There can be no assurance that adequate funds for these purposes will be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license third parties to commercialize products or technologies that the Company would otherwise develop itself.

         ANTI-TAKEOVER PROVISIONS. The Company's Restated Certificate of Incorporation includes provisions that may discourage or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices, and may limit or delay the ability of the stockholders to approve transactions that they may deem to be in their best interests. The Board of Directors also has the authority to fix the rights and preferences of and to issue shares of Preferred Stock, and in January 1995 adopted a shareholder rights plan, either of which may be used to delay or prevent certain types of transactions involving an actual or potential change in control of the Company. In addition, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company without action by the stockholders, and therefore could adversely affect the price and the voting and other rights of the holders of the Company's Common Stock.

         POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock, like that of the securities of other biotechnology companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements by the Company or others regarding scientific discoveries, technological innovations, commercial products, patents or proprietary rights, the progress of clinical trials, government regulation, public concern as to the safety of devices or drugs and general market conditions may have a significant effect on the market price of the Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

         ABSENCE OF DIVIDENDS. No dividends have been paid on the Common Stock to date, and the Company does not expect to pay cash dividends in the foreseeable future.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders. Except as indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Stockholders may offer all or some of the Shares which they hold, or have the right to acquire, pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. See "Distribution or Sale of the Shares." The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                                        Number of
                                              Number of                   Shares             Percent of
                                         Shares Beneficially            Registered           Outstanding
Name of Selling Stockholder                    Owned                 for Sale Hereby            Shares
---------------------------              -------------------         ---------------         -----------
1995 Private Placements:

      Arbco Associates, L.P.                    239,796                   239,796                   *
      Linda S. Cappello(1)                       88,798                    88,798                   *
      Gerard K. Cappello(1)                      32,716                    32,716                   *
      Lawrence K. Fleischman(1)                  42,131                    42,131                   *
      Gershon Partners L.P.                     500,000                   500,000                 1.5%
      The Kriegsman Group(1)                     71,654                    71,654                   *
      Kyneton Investments Ltd.                  728,863                   728,863                 2.2
      Offense Group Associates, L.P.            145,773                   145,773                   *
      S.P. Investors International S.A.         500,000                   500,000                 1.5
      Steinhardt Overseas Fund Ltd.             500,000                   500,000                 1.5

1994 Private Placement:

      St. Jude Medical, Inc.                    563,380                   563,380                 1.7
                                              ---------                 ---------


           TOTAL                              3,413,111                 3,413,111
                                              =========                 =========

---------------------
*  Less than 1% as of July 31, 1995.

(1) All shares of Common Stock of the Company shown as beneficially owned are issuable upon the exercise of outstanding warrants.

         All of the Shares issued in the 1995 Private Placements and being offered pursuant to this Prospectus were acquired by the Selling Stockholders identified above from the Company in private placement transactions at an initial purchase price per share of $6.86. Assuming the exercise of all the warrants, the Shares acquired by the warrant holders will be acquired at an initial average exercise price per share of $6.86 and the Company will receive minimum aggregate proceeds of approximately $1.6 million upon exercise. The price and number of shares issued in the 1995 Private Placements and upon exercise of the warrants are subject to adjustment as set forth in those certain Investment Agreements incorporated by reference into this Registration Statement. A subsequent amendment or supplement to this Registration Statement will be filed, if necessary, to increase the number of shares held by the Selling Stockholders who acquired Shares in the 1995 Private Placements once the relevant adjustment periods have expired. The Shares issued in the 1994 Private Placement are not subject to adjustment.

     At the time of each 1994 and 1995 Private Placement, each Selling Stockholder represented to the Company that it was acquiring such shares from the Company without any present intention of effecting a distribution of those shares. However, in accordance with an agreement entered into with the Selling Stockholders at the time of each private placement, the Company agreed to effect a shelf registration (of which this Prospectus is a part) of the Shares to permit the Selling Stockholders to effect sales of such shares from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until all of such shares have been sold pursuant to the registration statement or until registration of the shares is no longer required by reason of Rule 144 under the Securities Act or other rules of similar effect.

     The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any, and expenses of counsel and other advisors to certain of the Selling Stockholders) in connection with the registration of the Shares.

                       DISTRIBUTION OR SALE OF THE SHARES

     The Shares offered hereby are being offered directly by the Selling Stockholders. The Company will not receive any proceeds from the sale of any of the Shares by the Selling Stockholders. The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the Nasdaq Stock Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     At the time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Stockholder Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

     The Company has agreed to register the Shares under the Securities Act and to indemnify and hold certain Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares.

                                     EXPERTS

     The consolidated financial statements of Advanced Tissue Sciences, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale or the distribution of the securities being registered, other than underwriting discounts and commissions and finder's fees. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and NASD filing fee.


Securities and Exchange Commission registration fee . . . . . . . . . . . . . . . . . . . . . . .  $14,711*
NASD filing fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17,500
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,000
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15,000
Blue Sky fees and expenses, including related legal fees  . . . . . . . . . . . . . . . . . . . .     -0-
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      789
                                                                                                   -------
        Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $50,000
                                                                                                   =======


---------------

* Previously paid.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and requires the Company to advance litigation expenses in the case of stockholder derivative actions or other actions if the director agrees to repay advances if it is ultimately determined that the director is not entitled to indemnification.

        The Company has entered into indemnification agreements with each of its directors and officers which provide the directors and officers with indemnification rights. One significant difference between the indemnification rights provided under the Company's Bylaws and those provided under the indemnification agreements is that, under the Bylaws as construed in accordance with Delaware law, amounts may be paid as indemnity only if independent determinations are made in each specific case that under the circumstances the individual claiming indemnity meets certain specified standards of conduct. Under the indemnification agreements, a determination that a director or officer has met these standards is not required for such indemnity, although the agreements exclude indemnity for conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or to constitute willful misconduct. The Company also currently maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

        The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunction or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, or actions lending to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 16.  EXHIBITS.

 Exhibit No .

*4.1 Investment Agreement between Registrant and S.P. Investors International S.A. dated June 23, 1995. Incorporated by reference as exhibit 4.1 to the Current Report on Form 8-K dated June 26, 1995.

*4.2 Investment Agreement between Registrant and Steinhardt Overseas Fund Ltd. dated June 23, 1995. Incorporated by reference as exhibit 4.2 to the Current Report on Form 8-K dated June 26, 1995.

*4.3 Investment Agreement between Registrant and Gershon Partners L.P. dated June 23, 1995. Incorporated by reference as exhibit 4.3 to the Current Report on Form 8-K dated June 26, 1995.

*4.4 Form of Warrant Agreement between Registrant and each of Linda S. Cappello, Gerard K. Cappello, Lawrence K. Fleischman and The Kriegsman Group. Incorporated by reference as exhibit 4.4 to the Current Report on Form 8-K dated July 7, 1995.

*4.5 Investment Agreement between Registrant and Kyneton Investments Ltd. dated July 5, 1995. Incorporated by reference as exhibit 4.1 to the Current Report on Form 8-K dated July 7, 1995.

*4.6 Investment Agreement between Registrant and Arbco Associates, L.P. and Offense Group Associates, L.P. dated July 11, 1995. Incorporated by reference as exhibit 4.2 to the Current Report on Form 8-K dated
         July 7, 1995.

23.1     Consent of Ernst & Young LLP, Independent Auditors.


*24.1    Power of Attorney.


-----------------------

*  Previously filed and/or incorporated by reference.

ITEM 17.   UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 20, 1995.


                                     ADVANCED TISSUE SCIENCES, INC.



                                     By:       /s/  MICHAEL V. SWANSON

                                        ----------------------------------------
                                                    Michael V. Swanson

                                       Vice President Finance and Administration



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                      TITLE                           DATE
                  ---------                                      -----                           ----
  /s/  ARTHUR J. BENVENUTO*                  Chairman of the Board of Directors,         September 20, 1995
-----------------------------------          President and Chief Executive Officer
       Arthur J. Benvenuto                   (principal executive officer)


  /s/  DR. GAIL K. NAUGHTON*                 Director, Executive Vice President and      September 20, 1995
-----------------------------------          Chief Operating Officer
       Dr. Gail K. Naughton


  /s/  MICHAEL V. SWANSON                    Vice President, Finance and                 September 20, 1995
-----------------------------------          Administration (principal financial and
       Michael V. Swanson                    accounting officer)


  /s/  JEROME E. GROOPMAN, M.D.*             Director                                    September 20, 1995
-----------------------------------
       Jerome E. Groopman, M.D.

  /s/  JACK L. HECKEL*                       Director                                    September 20, 1995
-----------------------------------
       Jack L. Heckel

  /s/  DAVID S. TAPPAN, JR.*                 Director                                    September 20, 1995
-----------------------------------
       David S. Tappan, Jr.

  /s/  WILLIAM B. WALSH, M.D.*               Director                                    September 20, 1995
-----------------------------------
       William B. Walsh, M.D.

  /s/  DR. GAIL R. WILENSKY*                 Director                                    September 20, 1995
-----------------------------------
       Dr. Gail R. Wilensky


 * By   MICHAEL V. SWANSON
      -----------------------------
        Michael V. Swanson,
        Attorney-in-Fact

                                EXHIBIT INDEX



Exhibit
 Number                      Description
-------                      -----------
*4.1     Investment Agreement between Registrant and S.P. Investors
         International S.A. dated June 23, 1995. Incorporated by reference as exhibit 4.1 to the Current Report on Form 8-K dated June 26, 1995.

*4.2     Investment Agreement between Registrant and Steinhardt Overseas Fund
         Ltd. dated June 23, 1995. Incorporated by reference as exhibit 4.2 to the Current Report on Form 8-K dated June 26, 1995.

*4.3     Investment Agreement between Registrant and Gershon Partners L.P. dated
         June 23, 1995. Incorporated by reference as exhibit 4.3 to the Current
         Report on Form 8-K dated June 26, 1995.

*4.4     Form of Warrant Agreement between Registrant and each of Linda S.
         Cappello, Gerard K. Cappello, Lawrence K. Fleischman and The Kriegsman
         Group. Incorporated by reference as exhibit 4.4 to the Current Report on Form 8-K dated July 7, 1995.

*4.5     Investment Agreement between Registrant and Kyneton Investments Ltd.
         dated July 5, 1995. Incorporated by reference as exhibit 4.1 to the Current Report on Form 8-K dated July 7, 1995.

*4.6     Investment Agreement between Registrant and Arbco Associates, L.P. and
         Offense Group Associates, L.P. dated July 11, 1995. Incorporated by reference as exhibit 4.2 to the Current Report on Form 8-K dated
         July 7, 1995.

23.1     Consent of Ernst & Young LLP, Independent Auditors.


*24.1    Power of Attorney.



-----------------------
*  Previously filed and/or incorporated by reference.